Exhibit (h)(1)(ii)

AMENDMENT NO. 2

MUTUAL FUNDS SERVICES AGREEMENT

AMENDMENT NO. 2 to the Mutual Fund Services Agreement dated as of August 1, 2007, between AXA Premier VIP Trust, a business trust organized under Delaware law (the “Trust”) and AXA Equitable Life Insurance Company (“AXA Equitable”), a New York stock life insurance company (“AXA Equitable” or “Administrator”) (“Amendment No. 2”).

Effective August 1, 2007, the Trust and AXA Equitable agree to modify and amend the Mutual Fund Services Agreement dated as of November 30, 2001, as amended (“Agreement”), as follows:

1.	Purpose: The purpose of Amendment No. 2 is to clarify upon which Trust assets fees are paid under the Agreement

2.	Schedule A. Schedule A to the Agreement, which sets forth the compensation to be paid by the Trust to AXA Equitable for services rendered pursuant to the Agreement, is hereby replaced in its entirety by Schedule A attached hereto.

Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 2 as of the date first above set forth.

AXA PREMIER VIP TRUST	AXA EQUITABLE LIFE INSURANCE COMPANY

/s/ Brian E. Walsh	/s/ Steven M. Joenk
Brian E. Walsh	Steven M. Joenk
Chief Financial Officer and Treasurer	Senior Vice President

SCHEDULE A

Amendment No. 2

Mutual Funds Service Agreement

FEES AND EXPENSES

Trust Administration, Accounting and Compliance Fees

A.	For the services rendered under this Agreement, the Trust shall pay to AXA Equitable an annual fee in accordance with the following schedule:

(i)	$35,000 for each Portfolio and for each multi-advised Portfolio, each “sleeve” of the multi-advised Portfolio. For purposes of the Agreement, a “sleeve” is defined as the portion of the Portfolio advised by a different Adviser or each discrete portion of the Portfolio (e.g., fixed income, equity) advised by an Adviser; and

(ii)	With respect to all Portfolios except the Allocation Portfolios and the Target Allocation Portfolios (“Multimanager Portfolios”):

0.150 of 1% of total assets of the Multimanager Portfolios up to and including $15 billion;

0.140 of 1% of total assets of the Multimanager Portfolios in excess of $15 billion and up to and including $30 billion;

0.125 of 1% of total assets of the Multimanager Portfolios in excess of $30 billion; and

(iii)	With respect to the Allocation Portfolios and Target Allocation Portfolios:

0.150 of 1% of total assets of the Allocation Portfolios and Target Allocation Portfolios (excluding the assets of the Multimanager Portfolios).

B.	The foregoing calculations are based on the average daily net assets of the Trust as described. The fees will be computed, billed and payable monthly.

C.	Approved out-of-pocket expenses, as provided in Section 5 will be computed, billed and payable monthly.